Exhibit 99.1

Financial Update by CFO

August 23, 2002

At this point in time, we are about halfway through the quarter, but we essentially have no visibility.  A few factors are involved in this lack of visibility.  Most importantly, you may recall we made previous comment to the heightened degree of uncertainty our customers are dealing with because nobody feels comfortable about the timing of a sustainable recovery in the semiconductor and semiconductor capital equipment sectors.  As a result, the order pattern we are seeing is for delivery in 4Q02 and 2003, when people see a much higher probability of the recovery occurring.  That order pattern drove our comment in last month’s earnings release teleconference about the expected sequential revenue decline in 3Q02, because it meant that a much larger percentage of business than usual for that quarter would have to be turns business.  For turns business to happen in the revenue recognition world of SAB 101, we need to book the order, build the system, ship it, install it, test it at the customer’s site, and get the customer’s acceptance before we can count it as revenue.  To do that to any significant degree in a quarter is extremely difficult to forecast correctly and even harder to accomplish.  It also means that we won’t know until the last minute how successful we are, because the time to accomplish all that will require taking up most of the quarter.  Since we are only halfway through the quarter now, we simply aren’t far enough along to know how all of these turns situations are going to turn out.  In addition, the world and United States economies look to be weaker in their recovery now than they did last month.  That is making our customers more cautious and we are seeing an increase of order pushouts and cancellations.  On the other hand, demand in the gold bump area, which had been very weak, is picking up.  So, overall, how does this all shake out?  It probably means that the revenue for 3Q02 will be somewhat weaker than we indicated in the earnings release teleconference, but we just aren’t in a position to quantify it at this point for the reasons noted above.  The guidance we gave on operating expenses for 3Q02, up about 3%-5% in absolute dollars compared to 2Q02, still looks to be accurate.  However, we are looking at any additional means we have to further pull expenses out of our cost structure and drop our breakeven  point.  Finally, the extreme lack of visibility we have for 3Q02 also impacts our ability to look out into 4Q02 and all of 2003.  Probably the best thing we can do in this regard is to wait for another month to pass, which will give us more visibility into 3Q02, and update 4Q02 and 2003 at that time.

Safe Harbor Statement

Certain of the statements contained herein may be considered forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, such as the cyclicality in the nanotechnology thin-film head and semiconductor industries, delays, deferrals and cancellations of orders by customers, pricing pressures, competition, lengthy sales cycles for the company’s systems, ability to volume produce systems and meet customer requirements, the mix of products sold, dependence on new product introductions and commercial success of any new products, integration and development of the Verdant operation, sole or limited sources of supply, international sales, customer concentration, manufacturing inefficiencies and absorption levels, risks associated with introducing new technologies, inventory obsolescence, economic and political conditions in Asia, delays in collecting accounts receivable, extended payment terms, changes in technologies, the effects of the California power shortage and any adverse effects of the recent terrorist attacks in the United States on the economy in general or our business in particular.  Such risks and uncertainties are described in the company’s SEC reports including the company’s Annual Report on Form 10-K filed as of December 31, 2001 and form 10-Q filed as of June 30, 2002.